Exhibit 5.1

Faegre Baker Daniels LLP 90 South Seventh Street • Suite 2200 Minneapolis • Minnesota 55423-3901 Phone +1 612 766 7000 Fax +1 612 766 1600

September 30, 2016

First Internet Bancorp
11201 USA Parkway
Fishers, Indiana 46037

Ladies and Gentlemen:

We have acted as counsel to First Internet Bancorp, an Indiana corporation (the “Company”), in connection with the issuance and sale by the Company of $25,000,000 aggregate principal amount of its 6.0% Fixed-to-Floating Rate Subordinated Notes due 2026 (the “Notes”). In such capacity, we have prepared and/or reviewed:

(a)           The Registration Statement on Form S-3, File No. 333-208748 (the  “Registration Statement”), of the Company, and the Prospectus constituting a part thereof, dated January 4, 2016, relating to the issuance from time to time of securities of the Company pursuant to Rule 415 promulgated under the Securities Act of 1933, as amended (the “Securities Act”);

(b)           The Prospectus Supplement, dated September 27, 2016, to the above-mentioned Prospectus, relating to the Notes and filed with the Securities and Exchange Commission (the “Commission”) pursuant to Rule 424 promulgated under the Securities Act (the “Prospectus Supplement”);

(c)           The Subordinated Indenture, dated September 30, 2016 (the “Base Indenture”), between the Company and U.S. Bank National Association, as trustee (the “Trustee”);

(d)           The First Supplemental Indenture, dated September 30, 2016 (the “Supplemental Indenture” and, together with the Base Indenture, the “Indenture”), between the Company and the Trustee; and

(e)           The Underwriting Agreement, dated September 27, 2016, among the Company, First Internet Bank of Indiana and Sandler O’Neill & Partners, L.P., as representative of the underwriters named therein.

We have examined or are otherwise familiar with the Articles of Incorporation and the Amended and Restated Bylaws of the Company, and the corporate actions taken in connection with the issuance of the Notes. We have also examined (i) the Registration Statement, together with the exhibits thereto and the documents incorporated by reference therein; (ii) the Prospectus Supplement; (iii) the Indenture; (iv) the Notes; and (v) such other instruments, documents, certificates and records that we have deemed relevant and necessary for the basis of our opinions hereinafter expressed.

On the basis of and subject to the foregoing, we are of the opinion that the Notes, upon issuance and delivery against full payment therefor in accordance with the terms of the Underwriting Agreement and the Indenture and upon having been duly authenticated by the Trustee, will constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, except, to the extent limited by bankruptcy, reorganization, insolvency, moratorium, fraudulent conveyance, receivership or other laws affecting creditors’ rights generally from time to time in effect and subject to general equity principles including, without limitation, concepts of materiality, reasonableness, good faith, fair dealing and the possible unavailability of specific performance, injunctive relief or other equitable remedies (regardless of whether enforceability is considered in a proceeding in equity or at law) and except further as enforcement thereof may be limited by any governmental authority that limits, delays or prohibits the making of payments outside of the United States. As contemplated by the foregoing qualifications, in rendering the foregoing opinion, we are expressing no opinion as to laws relating to fraudulent transfers.

We have relied as to certain relevant facts upon certificates of, and/or information provided by, officers and employees of the Company as to the accuracy of such factual matters without independent verification thereof or other investigation. We have also relied, without investigation, upon the following assumptions: (i) natural persons acting on behalf of the Company have sufficient legal capacity to enter into and perform, on behalf of the Company, the transaction in question; (ii) each party to agreements or instruments relevant hereto other than the Company has satisfied those legal requirements that are applicable to it to the extent necessary to make such agreements or instruments enforceable against it; (iii) each party to agreements or instruments relevant hereto other than the Company has complied with all legal requirements pertaining to its status as such status relates to its rights to enforce such agreements or instruments against the Company; and (iv) each document submitted to us for review is accurate and complete, each such document that is an original is authentic, each such document that is a copy conforms to an authentic original, and all signatures on each such document are genuine.

We express no opinion as to the laws of any jurisdiction, other than the laws of the State of New York and the laws of the State of Indiana, as such are in effect on the date hereof, and we have made no inquiry into, and we express no opinion as to, the statutes, regulations, treaties, common laws or other laws of any other nation, state or jurisdiction.

We consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the heading “Legal Matters” in the Prospectus Supplement. In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act or the rules or regulations of the Commission thereunder.

Very truly yours,

FAEGRE BAKER DANIELS LLP

By:	/s/ Joshua L. Colburn
Joshua L. Colburn, Partner